Exhibit 10.2

EXECUTION VERSION

AMENDMENT NUMBER FOUR

to the

MASTER REPURCHASE AGREEMENT

Dated as of May 8, 2014,

among

WATERFALL COMMERCIAL DEPOSITOR LLC

SUTHERLAND ASSET I, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER FOUR (this “Amendment Number Four”) is made this 17th day of June, 2016, among WATERFALL COMMERCIAL DEPOSITOR LLC (a “Certificate Seller” or a “Seller”) and SUTHERLAND ASSET I, LLC (the “Loan Seller” or a “Seller”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of May 8, 2014, among the Certificate Seller, Loan Seller and Buyer, as such agreement may be amended from time to time (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Sellers have requested that Buyer agree to amend the Agreement as more specifically set forth herein; and

WHEREAS, as of the date hereof, Sellers represent to Buyer that Sellers are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.   Amendment.   Effective as of June 17, 2016 (the “Amendment Effective Date”):

(a) Section 2 of the Agreement is hereby amended by deleting the definitions of “LIBO Base Rate”, “Termination Date” and “Trust” in their entirety and replacing them with the following, respectively:

“LIBO Base Rate” shall mean the greater of (a) 0.0%, and (b) the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s  page “BBAM” as of 11:00 a.m. (London time) on such date provided that if such rate does not appear on Bloomberg L.P.’s  page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s  page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s  page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its reasonable discretion for use under this Agreement and comparable facilities provided by Buyer through Residential Mortgage Finance, a division of Citi Global Securitized Markets, which rates have performed or are expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s  page “BBAM”, and which rate will be communicated to Sellers. Notwithstanding anything to the contrary herein, Buyer shall have the sole discretion to re-set the LIBO Base Rate on a daily basis.

“Termination Date” shall mean June 16, 2017 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law, or such later date in the event of an extension pursuant to Section 3(j).

“Trust” shall mean (i) with respect to the initial Transaction with respect to Certificates, Sutherland Grantor Trust, Series I, and (ii) with respect to each subsequent Transaction with respect to Certificates, the related Trust represented by a Purchased Certificate with respect to Certificates, Sutherland Grantor Trust, Series I or any other Trust created pursuant to the Master Trust and a subsequent Series Trust Agreement, and identified on Schedule 3 to the Agreement as modified from time to time with the written consent of Sellers and Buyer.

(b) Section 2 of the Agreement is hereby amended by adding the definitions of “Anti- Terrorism Laws,” “Covered Entity,” “Non-Exempt Person,” “Purchase Date,” “Reportable Compliance Event,” “Sanctioned Country,” “Sanctioned Person” and “U.S. Person” in the appropriate alphabetical order as follows:

“Anti-Terrorism Laws” shall mean any Requirements of Law applicable to Seller relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Requirements of Law, all as amended, supplemented or replaced from time to time.

“Covered Entity” shall mean (a) Sutherland Asset Management Corporation and each of its Subsidiaries, and all brokers or other agents of any Seller acting in any capacity in connection with the Servicing Agreement and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Non-Exempt Person” shall mean any Person other than a Person who is either (a) a U.S. Person or (b) has provided for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code, or (iii) any applicable rules or regulations in effect under clauses (a) or (b) above, permit the Servicer to make such payments free of any obligation or liability for withholding.

“Purchase Date” shall mean, the date on which Loans or Certificates are sold by Seller to Buyer in a Transaction hereunder or Loans are acquired by a Trust represented by a Purchased Certificate.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Laws.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Laws.

“U.S. Person” shall mean (1) a citizen or resident of the United States, (2) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable U.S. Department of Treasury Regulations), (3) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more such U.S. persons have authority to control all substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in applicable U.S. Department of Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be so treated also will be considered U.S. persons.

(c) Section 3(a), Section 3(b) and Section 3(c) of the Agreement is hereby amended by deleting the in their entirety and replacing them with the following:

(a) Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, as requested by a Seller, enter into Transactions with a Purchase Price not to exceed the Maximum Aggregate Purchase Price. With respect to Certificates, the Purchase Price will be determined based upon the aggregate Market Value of the Loans owned or to be acquired on the related Purchase Date by the related Trust. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount, which Transactions with respect to the Uncommitted Amount shall be entered into in the sole discretion of Buyer. Unless otherwise agreed by Buyer, all Transactions hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b) Unless otherwise agreed, a Seller shall request that Buyer enter into a Transaction by delivering to Buyer: (i) a Transaction Notice, (ii) an estimate of the Purchase Price for such Transaction, which in the case of a Certificate shall be determined using the amount allocable to the Loans owned by or proposed to be transferred to the related Trust represented by such Certificate (which estimate may be included in a Transaction Notice), and (iii) a copy of the original Custodial Certification issued by the applicable Custodian to the Loan Seller or the related Trust, as applicable, showing that the related Mortgage Asset Files for each such Loan are held by the Custodian under the Custodial Agreement without Exceptions. A copy of each Custodial Certifications shall be delivered to 540/580 Crosspoint Parkway, Getzville, New York 14068, Attention: Peter Szalowski for the account of Citibank, N.A., telephone number (716) 730‑7086, as agent for Buyer by overnight delivery using a nationally recognized insured overnight delivery service. In addition, the related Seller will deliver to Buyer or cause Custodian to deliver to Buyer on each Business Day, via Electronic Transmission acceptable to Buyer, an electronic data file with respect to all Purchased Loans and Loans held by Custodian on behalf of each Trust represented by a Purchased Certificate subject to a Transaction and an Exception Report showing the status of all Purchased Loans and Loans then held by Custodian for each such Trust, including but not limited to the Loans which are subject to Exceptions, and the time the related Loan Documents have been released in accordance with the terms of the Custodial Agreement.

Each Transaction Notice shall specify the proposed Purchase Date, Purchase Price (which shall in all events be at least equal to $1,000,000 on each day that there is a Transaction), Pricing Rate, and Repurchase Date. In addition, each Transaction Notice shall set forth the related portion of the Purchase Price for such Transaction that is allocable to each individual Loan. Each Transaction Notice shall include a Loan Schedule in respect of the Loans proposed to be sold to or owned by the related Trust represented by the related Purchased Certificate or the Certificate that Seller proposes to include in the related Transaction.

Buyer shall notify the related Seller of its agreement to enter into a Transaction and confirm the terms of such Transaction, by delivering to the related Seller a Funding Notice specifying the Loans or Trust Certificates (or Loans to be acquired by a Trust represented by a Purchased Certificate Buyer agrees to include in such Transaction on the related Purchase Date and the portion of the related aggregate Purchase Price allocable to each Loan to be purchased or owned by the related Trust, and any other terms of the related Transaction. In the event of a conflict between the terms set forth in the Transaction Notice delivered by a Seller to Buyer and the terms set forth in the related Funding Notice delivered by Buyer to such Seller, the terms of the related Funding Notice shall control absent manifest error. In the event of a conflict between the terms set forth in this Agreement and the terms set forth in any Funding Notice, the terms of such Funding Notice shall control to the extent that the Funding Notice notes such conflict and specifies that the Funding Notice shall control.

By entering into a Transaction with Buyer, each Seller consents to the terms set forth in the related Funding Notice. The Funding Notice, together with this Agreement, shall constitute conclusive evidence of the terms agreed to between Buyer and Seller with respect to the Transaction to which the Funding Notice relates.

(c) Upon a Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and (b) have been met, and provided no Default shall have occurred and be continuing, enter into a Transaction for the purchase of Loans, purchase of Loans by a Trust represented by a Purchased Certificate or a Certificate, as applicable, by transferring to the related Seller or at such Seller’s direction, via wire transfer in accordance with the written wire transfer instructions provided by such Seller, the Purchase Price in immediately available funds on the related Purchase Date. With respect to each Certificate, the Purchase Price shall be determined using the Market Value of the Loans owned by the related Trust and included in the related Funding Notice. Each Seller acknowledges and agrees that the Purchase Price paid and determined based on the Market Value of any Loans related to any Transaction includes a mutually negotiated premium allocated to the portion of the related Loans that constitutes the related Servicing Rights, which Servicing Rights shall be owned by the Buyer with respect to Purchased Loans and by the related Trust with respect to Purchased Certificates.

(d) Section 4(c) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(c) Commitment Fee.   On May 8, 2014, in connection with the execution and delivery of the Program Documents, Sellers paid to Buyer a commitment fee in an amount equal to (a) the Commitment Fee Percentage, multiplied by (b) the Committed Amount (the “Original Commitment Fee”) for the period beginning on May 8, 2014 through May 7, 2015 (the “Original Term”). The Original Commitment Fee was deemed fully earned and payable as of May 8, 2014 for the Original Term.

On May 7, 2015, pursuant to Amendment Number One to the Agreement, Buyer agreed to extend the Termination Date from May 7, 2015 to June 5, 2015. On June 5, 2015, pursuant to Amendment Number Two to the Agreement, Buyer agreed to extend the Termination Date from June 5, 2015 to June 19, 2015.

Buyer and Sellers have entered into Amendment Number Three to the Agreement, effective as of June 19, 2015, pursuant to which Buyer has agreed to extend the Termination Date from June 19, 2015 to June 17, 2016 (the “June 2015 Renewal”). In connection with the June 2015 Renewal, Sellers agreed to pay to Buyer a commitment fee in an amount equal to the (a) the Commitment Fee Percentage, multiplied by (b) the Committed Amount (the “June 2015 Renewal Commitment Fee”) in accordance with Amendment 3. The June 2015 Renewal Commitment Fee shall be deemed to be fully paid on the date hereof.

Buyer and Sellers have entered into Amendment Number Four to the Agreement, effective as of June 17, 2016, pursuant to which Buyer has agreed to extend the Termination Date from June 17, 2016 to June 16, 2017 (the “June 2016 Renewal”). In connection with the June 2016 Renewal, Sellers agree to pay to Buyer a commitment fee in an amount equal to $187,500.00 (the “June 2016 Renewal Commitment Fee”) for the period from June 17, 2016 to June 16, 2017, such payment to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the account set forth in Section 3.01(a) in twelve (12) installments, with the first installment due and payable on the date hereof and the remaining eleven (11) installments due and payable on the first (1st) day of each of month commencing on July 2016 (or if such first (1st) day is not a Business Day, on the immediately succeeding Business Day) thereafter in equal amounts. The June 2016 Renewal Commitment Fee shall be deemed to be fully earned and payable on the date hereof.

The term “Commitment Fee” as used in any Program Document or any amendment thereto shall include the Original Commitment Fee, the June 2015 Renewal Commitment Fee, the June 2016 Renewal Commitment Fee and any other commitment fees payable in connection with any extension of the Termination Date under the Agreement or increase in the Committed Amount under the Agreement, or as otherwise agreed among Buyer and Sellers in connection with the Agreement and the other Program Documents.

Buyer may, in its sole discretion, net any portion of the Commitment Fee that is due and payable from the proceeds of any Purchase Price paid to Sellers. The Sellers are entitled to a pro-rated refund of a portion of the Commitment Fee pursuant to Section 3(d), Section 3(h) or Section 3(i). In the event that the Termination Date is accelerated to a date which is prior to the payment in full of all payments and installments of the Commitment Fee, any unpaid payments or installments of the Commitment Fee shall be due and payable on the Termination Date. Each payment of the Commitment Fee is and shall be deemed to be non-refundable when paid except as set forth in Section 3(d), Section 3(h) and Section 3(i).

(e) Section 12 of the Agreement is hereby amended by adding new Sections 12(ee) and 12(ff) to the end thereof as follows:

(ee)Non-Exempt Person. No Seller is a Non-Exempt Person.

(ff)Anti-Money Laundering/International Trade Law Compliance. As of the date of this Agreement, and at all times until this Agreement has been terminated and all Obligations hereunder have been paid in full: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law applicable to it; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law applicable to it; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law applicable to it; (B) the proceeds of any Program Document will not be used by any Covered Entity to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law applicable to it; (C) the funds used to pay the Servicer or Buyer are not derived by Seller or any affiliate from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in, and to the best of each Seller’s knowledge, no director, officer, agent, employee, affiliate or other person acting on behalf of Sutherland Asset Management Corporation or its subsidiaries engages in, any dealings or transactions prohibited by any Anti-Terrorism Laws applicable to it. Each Seller covenants and agrees that it shall immediately notify Buyer in writing upon the occurrence of a Reportable Compliance Event.

SECTION 2. Fees and Expenses. Sellers agree to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Four (including all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Section 23 and 25 of the Agreement.

SECTION 3. Representations. Sellers hereby represent to Buyer that as of the date hereof, Sellers are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4.  Binding Effect; Governing Law.  This Amendment Number Four shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. THIS AMENDMENT NUMBER FOUR SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.  Counterparts.  This Amendment Number Four may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6. Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number Four need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

IN WITNESS WHEREOF, Sellers and Buyer have caused this Amendment Number Four to be executed and delivered by their duly authorized officers as of the Amendment Effective Date.

WATERFALL COMMERCIAL DEPOSITOR, LLC,
as a Seller

By:	/s/ Brian Breakstone
Name:	Brian Breakstone
Title:	Chief Financial Officer

SUTHERLAND ASSET I, LLC,
as a Seller

By:	/s/ Kyle Elliot
Name:	Kyle Elliot
Title:	Authorized Signature

CITIBANK, N.A.,
as Buyer

By:	/s/ Susan Mills
Name:	Susan Mills
Title:	Vice President, Citibank, N.A.

Amendment Four to MRA